MANAGEMENT AGREEMENT

Mutual Funds Series Trust

On behalf of the Catalyst Funds

Exhibit 1

Effective November 1, 2023

Fund	Percentage of Average Daily Net Assets
Catalyst Insider Buying Fund	1.00%
Catalyst/SMH High Income Fund	1.00%
Catalyst/SMH Total Return Income Fund	1.00%
Catalyst/MAP Global Balanced Fund	1.00%
Catalyst/MAP Global Equity Fund	1.00%
Catalyst Dynamic Alpha Fund	1.00%
Catalyst/CP World Equity Fund*	1.00%
Catalyst/CP Focus Large Cap Fund*	1.00%
Catalyst/CP Focus Mid Cap Fund*	1.00%
Catalyst/Lyons Tactical Allocation Fund	1.25%
Catalyst Nasdaq-100 Hedged Equity Fund*	1.25%
Catalyst/CIFC Floating Rate Income Fund*	1.00%
Catalyst/Warrington Strategic Program Fund *	1.75%
Catalyst Insider Income Fund*	0.75%
Catalyst Systematic Alpha Fund*	1.50%
Catalyst/Princeton Credit Opportunity Fund*	1.50%
Catalyst Energy Infrastructure Fund*	1.25%
Catalyst Systematic High Income Fund*	1.75%
Catalyst/Millburn Dynamic Commodity Strategy *	1.75%
Catalyst/Millburn Hedge Strategy Fund*	1.75%
Catalyst Buffered Shield Fund*	1.25%
Catalyst Enhanced Income Strategy Fund*	1.50%
Catalyst/Aspect Enhanced Multi-Asset Fund*	1.75%

* For purposes of Section 10 of the Agreement, the execution date of the applicable Exhibit 1 for the Fund shall be deemed to be the date on which the Fund commences or commenced investment operations.

Mutual Fund Series Trust By: /s/ Tobias Caldwell Print Name: Tobias Caldwell Title: Trustee	Catalyst Capital Advisors LLC By: /s/ Jerry Szilagyi Print Name: Jerry Szilagyi Title: CEO